UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

ENVIVIO, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

29413T1060

(CUSIP Number)

December 31, 2012

(Date of Event which Requires Filing of Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: Crescendo Ventures IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,020,362
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,020,362
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,020,362[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.15%[2]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

[1]

Includes 437,604 shares held by Crescendo Holdings IV, LLC, 10,263 shares held by Crescendo IV Entrepreneur Fund A, L.P, 25,284 shares held by Crescendo IV Entrepreneur Fund, L.P. and 2,547,211 shares held by Crescendo IV, L.P. The Reporting Person is the Manager of Crescendo Holdings IV, LLC and General Partner of Crescendo IV Entrepreneur Fund A, L.P., Crescendo IV Entrepreneur Fund, L.P. and Crescendo IV, L.P.

[2]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: Crescendo Holdings IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 437,604
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 437,604
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 437,604
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.61%[3]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

[3]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: Crescendo IV Entrepreneur Fund A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,263
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 10,263
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,263
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.04%[4]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

[4]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: Crescendo IV Entrepreneur Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,284
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,284
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,284
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%[5]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

[5]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: Crescendo IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,547,211
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,547,211
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,547,211
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.40%[6]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

[6]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: Crescendo German Investments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 106,656
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 106,656
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,656 [7]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.39%[8]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

[7]	Includes 106,656 shares held by Crescendo IV AG & Co., Beteilgungs KG. The Reporting Person is Managing Partner of Crescendo IV AG & Co. Beteilgungs KG.
[8]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: Crescendo IV AG & Co., Beteilgungs KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 106,656
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 106,656
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,656
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.39%[9]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

[9]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: Crescendo IV Coinvestment Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 187,802
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 187,802
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 187,802
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.69%[10]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

[10]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

CUSIP No. 29413T1060

1	NAMES OF REPORTING PERSONS: R. David Spreng
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,314,820
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,314,820
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,314,820[11]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.23%[12]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

[11]	The Reporting Person is Managing Member of Crescendo Ventures IV, LLC, Crescendo IV Coinvestment Fund LLC and Crescendo German Investments IV, LLC.
[12]

Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Quarterly Report on Form 10-K for the fiscal year ended January 31, 2013.

Item 1

(a) Name of Issuer:

Envivio, Inc.

(b) Address of Issuer’s Principal Executive Offices:

400 Oyster Point Blvd., Suite 325

South San Francisco, CA 94080

Item 2

(a) Name of Persons Filing:

Crescendo Ventures IV, LLC

Crescendo Holdings IV, LLC

Crescendo IV Entrepreneur Fund A, L.P.

Crescendo IV Entrepreneur Fund, L.P.

Crescendo IV, L.P.

Crescendo German Investments IV, LLC

Crescendo IV AG & Co., Beteilgungs KG

Crescendo IV Coinvestment Fund, LLC

R. David Spreng

(b) Address of Principal Business Office or, if none, Residence:

c/o Crescendo Ventures

600 Hansen Way

Palo Alto, CA 94304

(c) Citizenship:

Entities:

Crescendo Ventures IV, LLC – Delaware

Crescendo Holdings IV, LLC – Delaware

Crescendo IV Entrepreneur Fund A, L.P. – Delaware

Crescendo IV Entrepreneur Fund, L.P. – Delaware

Crescendo IV, L.P. – Delaware

Crescendo German Investments IV, LLC – Delaware

Crescendo IV AG & Co., Beteilgungs KG – Germany

Crescendo IV Coinvestment Fund, LLC – Delaware

Individuals:

R. David Spreng – United States

(d) Title of Class of Securities:

This Schedule 13G report relates to the Common Stock, par value $0.001 per share (the “Shares”), of Envivio, Inc.

(e) CUSIP Number: 29413T1060

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

(a) Amount beneficially owned:

See row 9 of cover page of each reporting person

(b) Percent of Class:13

See row 11 of cover page of each reporting person

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See row 5 of cover page of each reporting person

(ii) Shared power to vote or to direct the vote:

See row 6 of cover page of each reporting person

(iii) Sole power to dispose or to direct the disposition of:

See row 7 of cover page of each reporting person

(iv) Shared power to dispose or to direct the disposition of:

See row 8 of cover page of each reporting person

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

[13]	Based on 27,100,124 shares of the Issuer’s Common Stock, $0.001 par value per share, outstanding as of April 15, 2013, as reported on the Issuer’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

CRESCENDO VENTURES IV, LLC

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO HOLDINGS IV, LLC
	By:	Crescendo Ventures IV, LLC
	Its:	Manager

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV ENTREPRENEUR FUND A, L.P.
	By:	Crescendo Ventures IV, LLC
	Its:	General Partner

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV ENTREPRENEUR FUND, L.P.
	By:	Crescendo Ventures IV, LLC
	Its:	General Partner

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV, L.P.
	By:	Crescendo Ventures IV, LLC
	Its:	General Partner

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO GERMAN INVESTMENTS IV, LLC

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV AG & CO., BETEILGUNGS KG
	By:	Crescendo German Investments IV, LLC
	Its:	Managing Partner

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV COINVESTMENT FUND, LLC
	By:	Crescendo Ventures IV, LLC
	Its:	Managing Member

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

Dated: May 29, 2013	/s/ R. David Spreng
R. David Spreng

Exhibit A

Joint Filing Agreement

This Joint Filing Agreement is dated as of May     , 2013, by and among Crescendo Ventures IV, LLC, Crescendo Holdings IV, LLC, Crescendo IV Entrepreneur Fund A, L.P., Crescendo IV Entrepreneur Fund, L.P., Crescendo IV, L.P., Crescendo German Investments IV, LLC, Crescendo IV AG & Co., Beteilgungs KG, Crescendo IV Coinvestment Fund, LLC and R. David Spreng.

WHEREAS, pursuant to Rule 240.13d-1(k) promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto have decided to satisfy their filing obligations under the Exchange Act by a single joint filing;

NOW THEREFORE, the parties hereto agree as follows:

1. The Schedule 13G with respect to Envivio, Inc. to which this agreement is attached as Exhibit A (the “Schedule 13G”) is filed on behalf of each of the parties hereto.

2. Each of the parties hereto is eligible to use the Schedule 13G.

3. Each of the parties hereto is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person or entity contained in the Schedule 13G; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person making such filing contained in the Schedule 13G, unless such person or entity knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Filing Agreement as of the date first above written.

CRESCENDO VENTURES IV, LLC

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO HOLDINGS IV, LLC
	By:	Crescendo Ventures IV, LLC
	Its:	Manager

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV ENTREPRENEUR FUND A, L.P.
	By:	Crescendo Ventures IV, LLC
	Its:	General Partner

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV ENTREPRENEUR FUND, L.P.
	By:	Crescendo Ventures IV, LLC
	Its:	General Partner

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV, L.P.
	By:	Crescendo Ventures IV, LLC
	Its:	General Partner

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO GERMAN INVESTMENTS IV, LLC

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV AG & CO., BETEILGUNGS KG
	By:	Crescendo German Investments IV, LLC
	Its:	Managing Partner

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

CRESCENDO IV COINVESTMENT FUND, LLC
	By:	Crescendo Ventures IV, LLC
	Its:	Managing Member

Dated: May 29, 2013	/s/ R. David Spreng
By: R. David Spreng
Its: Managing Member

Dated: May 29, 2013	/s/ R. David Spreng
R. David Spreng